Exhibit 99.1	Press Release dated January 4, 2017

Tengasco Announces Effectiveness and Terms of Rights Offering

Greenwood Village, Colorado. January 4, 2017 -- Tengasco, Inc. (NYSE MKE: TGC) announced today the Company’s Form S-1 Registration Statement concerning a nontransferable rights offering to shareholders (the “Offering”) was deemed effective by the Securities and Exchange Commission on December 30, 2016.  Accordingly, the Company today filed a prospectus containing the final terms of the Offering (the “Prospectus”).

The Offering includes a basic right for stockholders of the Company’s 6,097,723 outstanding shares on Nov. 21, 2016 (the record date) to purchase, for each share held, two new shares of common stock at a price of $0.60 for each share.  The Offering includes an oversubscription privilege whereby shareholders fully exercising their basic right may purchase shares offered but not purchased by other shareholders, if available.  All rights will expire if not exercised by 5:00 PM EST time on February 2, 2017, unless the Company extends the offering.

Shareholders should carefully read the Prospectus because it contains important information.  The Prospectus and documents including the Rights Certificate and instructions about how to exercise and pay for the rights exercised will be both mailed to all registered shareholders commencing January 5, 2017 and simultaneously provided to all brokers or nominee holders for distribution by the broker to all beneficial owners of the Company’s stock.   Shareholders may also review (at no cost) the Prospectus and other documents relating to the rights offering at the SEC’s web site at www.sec.gov by clicking “Company Filings” as shown on the home page of that website and on the next page by entering the Company’s ticker symbol TGC in the “Fast Search” box.

Neither the Company, nor its board of directors is making any recommendation to shareholders as to whether to exercise their subscription rights. The Company anticipates that Dolphin Offshore Partners, LP, the Company’s largest shareholder, will fully exercise its basic subscription rights and oversubscription privileges subject to any limitations imposed in the Offering and that all directors and the Chief Executive Officer of the Company will fully exercise their basic subscription rights.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares.  The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.